Exhibit 99.1

Eyenovia Announces Appointments of Dr. Ellen Strahlman and Dr. Ram Palanki as New and
Independent Members of its Board of Directors

NEW YORK—July 7, 2022—Eyenovia, Inc. (Nasdaq: EYEN), an ophthalmic pharmaceutical technology company developing a pipeline of late-stage microdose array print (MAP™) therapeutics, today announced that it has appointed Dr. Ellen Strahlman and Dr. Ram Palanki as new and independent members of its Board of Directors. With these appointments, the Eyenovia Board will expand to eight seats, from six currently.

“I could not be more pleased to welcome Drs. Strahlman and Palanki to our Board and look forward to their immediate contributions,” stated Dr. Sean Ianchulev, chief executive officer and chief medical officer of Eyenovia. “Each brings decades of medical technology, clinical development, launch and commercialization experience, much of it specific to ophthalmology. This cross functional expertise rounds out what I believe to be a world class Board especially at a time when we have significant clinical and regulatory milestones rapidly approaching.”

Dr. Ellen R. Strahlman

Dr. Strahlman brings to the Board C-suite executive experience at multiple global healthcare companies. She is passionate about innovation that transforms and democratizes technology into products that help people, with an accompanying track record of delivering value to business through her philosophy of servant leadership.

Dr. Strahlman served as Executive Vice President, Research & Development and Chief Medical Officer of Becton, Dickinson and Company (NYSE: BDX), a leading global medical technology company, from 2013 until her retirement in 2018. While at BD, the company was selected as the Outstanding Corporate Innovator in 2015 by the Product Development & Management Association. Before joining BD, she served as Senior Vice President and Chief Medical Officer for GlaxoSmithKline, plc from 2008 to 2013, spending her last year at GSK as Senior Advisor to the CEO, leading GSK’s Global Health Programs. Prior to 2008, Dr. Strahlman held senior executive leadership roles in global product development and commercialization and business development at Pfizer, Inc., Novartis AG, Virogen Limited, and Merck & Co., Inc. She was the Senior Vice President for Research & Development and Chief Medical Officer for Bausch & Lomb from 1995 to 2000.

Dr. Strahlman was chosen to serve as Industry Representative on the FDA/CDER Dermatology and Ophthalmology Advisory Committee (DODAC), from 2008 to 2013. From 2016 to November 2020, Dr. Strahlman served as a director of Syncona Limited (LSE: SYNC.L), having previously served as a director of Syncona Partners, LLP. She is currently a director of Altria Group, Inc. (NYSE: MO). In addition to her corporate board service, Dr. Strahlman serves as a visiting professor at the University of Turku in Finland.

Dr. Strahlman earned a BA from Harvard University in biochemistry and an MD from the Johns Hopkins School of Medicine. She is an American Board of Ophthalmology (ABO) board-certified ophthalmologist, having trained at the Wilmer Eye Institute from 1984 to 1987. She was awarded a Carnegie Mellon Public Health Fellowship in 1987, during which she earned an MHSc in Epidemiology from the Bloomberg School of Public Health (1987-1989).

Dr. Strahlman will serve on Eyenovia’s compensation and audit committees.

Dr. Ram Palanki

Dr. Ram Palanki currently serves as Executive Vice President of Commercial Strategy & Operations at REGENXBIO (Nasdaq: RGNX), a leader in AAV gene therapy, and is responsible for the planning, execution, and commercialization of their pipeline across the ophthalmology, central nervous system, and neuromuscular disease franchises.

Dr. Palanki has nearly 20 years of experience in the development and commercialization of biopharmaceuticals and medical devices. Before joining REGENXBIO, Dr. Palanki was Senior Vice President of Commercial for the Americas at Santen Inc. Previously, he served as the executive team member leading the strategy and operations for pre-launch and global commercialization of a first-in-class biologic at ThromboGenics (now known as Oxurion, Euronext Brussels: OXUR). Over the span of his career, Dr. Palanki has held roles of increasing responsibility at several small, mid-sized and large companies, including the launch of LUCENTIS® at Genentech. He is an active board member and strategic advisor to multiple biotech companies, technology start-ups and global non-profits.

Ram holds a PharmD from Albany College of Pharmacy, Union University, NY, and his post doctorate from Rutgers University, NJ.

Dr. Palanki will serve on Eyenovia’s compensation committee.

About Eyenovia, Inc.

Eyenovia, Inc. (Nasdaq: EYEN) is an ophthalmic pharmaceutical technology company developing a pipeline of microdose array print (MAPTM) therapeutics. Eyenovia is currently focused on the late-stage development of microdosed medications for mydriasis, presbyopia and myopia progression. For more information, visit Eyenovia.com.

The Eyenovia Corporate Information slide deck may be found at ir.eyenovia.com/events-and-presentations.

Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions, including estimated market opportunities for our product candidates and platform technology. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and in some cases are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the U.S. Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to, among other things: risks of our clinical trials, including, but not limited to, the costs, design, initiation and enrollment (which could still be adversely impacted by COVID-19), timing, progress and results of such trials; the timing of, and our ability to submit applications for, obtaining and maintaining regulatory approvals for our product candidates; the potential impacts of COVID-19 on our supply chain; the potential advantages of our product candidates and platform technology; the rate and degree of market acceptance and clinical utility of our product candidates; our estimates regarding the potential market opportunity for our product candidates; reliance on third parties to develop and commercialize our product candidates; the ability of us and our partners to timely develop, implement and maintain manufacturing, commercialization and marketing capabilities and strategies for our product candidates; intellectual property risks; changes in legal, regulatory and legislative environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and our competitive position. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws. Eyenovia does not undertake any obligation to update any forward-looking statements.

Eyenovia Contact:
Eyenovia, Inc.
John Gandolfo
Chief Financial Officer
jgandolfo@eyenovia.com

Eyenovia Investor Contact:
Eric Ribner
LifeSci Advisors, LLC
eric@lifesciadvisors.com
(646) 751-4363

Eyenovia Media Contact:
Eyenovia, Inc.

Norbert Lowe

Vice President, Commercial Operations

nlowe@eyenovia.com